Exhibit 11

RTW, INC. AND SUBSIDIARY
Statement Regarding Computation of Basic and Diluted Net Income Per Share

	For the three months ended:			Year-to-date
	March 31, 2004	June 30, 2004	September 30, 2004	September 30, 2004
Basic weighted average shares outstanding	5,127,837	5,236,480	5,266,117	5,210,145
Stock options
Options at $9.50	—	—	—	—
Options at $8.75	—	—	—	—
Options at $6.18	26	710	942	559
Options at $6.00	701	7,507	9,008	5,739
Options at $5.33	262	334	359	318
Options at $4.50	1,234	1,378	1,429	1,347
Options at $3.80	9,677	10,355	10,593	10,208
Options at $3.13	6,190	6,469	6,567	6,409
Options at $2.60	9,581	9,887	9,994	9,821
Options at $2.42	36,846	1,448	—	12,765
Options at $2.20	12,903	13,217	13,327	13,149
Options at $2.19	91,036	71,931	63,315	75,415
Options at $2.00	1,694	209	—	634
Options at $1.98	112,602	111,682	104,545	109,610

Diluted weighted average shares outstanding	5,410,589	5,471,571	5,486,196	5,456,119

Net income ($000’s)	$930	$943	$1,093	$2,966
Net income per share:
Basic income per share	$0.18	$0.18	$0.21	$0.57
Diluted income per share	$0.17	$0.17	$0.20	$0.54

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